Exhibit 99.1

Unum Group Reports Second Quarter 2008 Results

Strong Operating Performance

Investment Portfolio Quality Remains Sound

2008 Guidance Revised Upward

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Unum Group (NYSE: UNM) today announced its results for the second quarter of 2008. The Company reported net income of $240.3 million ($0.69 per diluted common share), compared to net income of $153.5 million ($0.43 per diluted common share) for the second quarter of 2007.

Included in the results for the second quarter of 2008 are net realized after-tax investment gains of $17.1 million ($0.04 per diluted common share) which include an after-tax gain of $0.9 million related to net sales and write-downs of assets and an after-tax gain of $16.2 million resulting from changes in the fair value of embedded derivatives associated with certain modified coinsurance arrangements. This compares to net realized after-tax investment gains of $6.5 million ($0.02 per diluted common share) in the second quarter of 2007. Included in the prior year second quarter results is a net increase in the provision for the cost related to the claim reassessment process of $53.0 million before tax, or $34.5 million after tax ($0.10 per diluted common share).

Adjusting for these items, income on an after-tax basis was $223.2 million ($0.65 per diluted common share) in the second quarter of 2008, compared to $181.5 million ($0.51 per diluted common share) in the second quarter of 2007.

“I am very pleased with our results in the second quarter and first half of the year, especially the steady, consistent performance we have seen throughout the Company,” said Thomas R. Watjen, president and chief executive officer. “On an operating level, all of our businesses continued to perform well, and we maintained our strong investment performance and financial flexibility despite the continued challenging financial markets.”

“Looking ahead, while we expect these challenging times to continue, we believe there are opportunities to profitably grow our business while maintaining the risk management principles that have contributed to our past success.”

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US Segment

Unum US reported operating income of $176.2 million in the second quarter of 2008, compared to operating income of $92.3 million in the second quarter of 2007. Included in the results of the second quarter of 2007 is a net reduction to operating income of $66.2 million resulting from an expense of $76.5 million related to the Company’s revised estimates of the benefit costs for the claim reassessment process and a $10.3 million release from the operating expense reserve related to the same. Excluding these impacts, the second quarter of 2007 operating income for Unum US was $158.5 million. During the quarter, Unum US continued the roll-out of Simply Unum, a technology platform targeted to meet the needs of the Company’s core market. Simply Unum is designed to ease the administration of product offerings while also increasing the product options available to employers (28,000 product combinations possible). The platform operates as a single web technology and offers benefit package design; employee education and enrollment; and ongoing billing and administration. The products available on the Simply Unum platform are available through the employer and include both employer and employee paid options. Currently Simply Unum is offered to employers in 41 states.

Within the Unum US operating segment, the group disability line of business reported operating income of $45.7 million in the second quarter of 2008, compared to an operating loss of $15.4 million in the second quarter of 2007. Included in the results of the second quarter of 2007 are the revised cost estimates for the reassessment process described above, which resulted in a reduction to operating income of $66.2 million. Excluding these items, operating income for this line of business was $50.8 million in the second quarter of 2007. The decline in operating income relative to the year ago quarter is primarily due to lower net investment income from bond calls and other miscellaneous net investment income and higher expenses, which offset a decline in the benefit ratio. The benefit ratio for the second quarter of 2008 was 90.5 percent. Excluding the reassessment reserve revision, the benefit ratio for the second quarter of 2007 was 92.7 percent. The improvement in the benefit ratio was driven by underlying improvements in the claims management process and favorable claims experience in both the group long-term and short-term disability lines of business. Premium income in group disability declined 5.9 percent to $573.6 million in the second quarter of 2008, compared to $609.3 million in the second quarter of 2007. The decline remains primarily attributable to the Company’s disciplined approach to pricing, renewals, and risk selection. Sales of fully insured group long-term disability products in the second quarter of 2008 declined by 14.3 percent to $45.4 million, compared to $53.0 million in the second quarter of 2007. Sales in the Company’s core market (under 2000 lives) increased by 5.3 percent in the second quarter of 2008 to $27.8 million from $26.4 million in the second quarter of 2007. Sales in the large case market (over 2000 lives) declined by 33.8 percent to $17.6 million in the second quarter of 2008 compared to the same period in 2007. Sales of fully insured group short-term disability products increased by 1.2 percent to $16.4 million in the second quarter of 2008, compared to $16.2 million in the second quarter of 2007. Premium persistency in the group long-term disability line of business was 88.3 percent for the first six months of 2008, compared to 83.9 percent in the first six months of 2007. Case persistency for this line was 88.6 percent for the first six months of 2008, compared to 87.7 percent in the comparable year ago period. Premium persistency in the group short-term disability line of business was 83.6 percent for the first six months of 2008, compared to 74.9 percent for the comparable period in 2007. Case persistency for the line was 87.4 percent for the first six months of 2008, compared to 86.6 percent in the first six months of 2007.

The group life and accidental death and dismemberment line of business reported a 5.4 percent increase in operating income to $54.3 million in the second quarter of 2008, compared to $51.5 million in the second quarter of 2007, reflecting relatively stable incidence and a lower average claim size. Premium income for this line of business declined 2.8 percent to $300.6 million in the second quarter of 2008, compared to $309.2 million in the second quarter of 2007, reflecting the Company’s ongoing disciplined approach to pricing, renewals, and risk selection. Sales of group life products increased by 9.3 percent in the second quarter of 2008 to $38.6 million; in the second quarter of 2007 sales were $35.3 million. Premium persistency in the group life line of business was 84.8 percent in the first six months of 2008, compared to 78.3 percent for the comparable period in 2007. Case persistency for the first six months of 2008 was 88.2 percent and was 86.5 percent for the comparable period in 2007.

The Unum US supplemental and voluntary lines of business reported a 35.6 percent increase in operating income to $76.2 million in the second quarter of 2008, compared to $56.2 million in the second quarter of 2007. The improvement in operating income was driven by strong results in all three business lines; individual disability – recently issued, long-term care and voluntary benefits. Premium income for supplemental and voluntary lines increased 7.3 percent to $372.7 million in the second quarter of 2008, compared to $347.2 million in the second quarter of 2007. Sales in the voluntary benefits line of business declined 3.1 percent in the second quarter of 2008, sales in the individual disability – recently issued line declined 11.7 percent, and long-term care sales increased 7.4 percent compared with the year ago quarter.

Unum UK Segment

Unum UK reported operating income of $96.0 million in the second quarter of 2008, a 23.6 percent increase, compared to $77.7 million in the second quarter of 2007. Operating income benefited from a decline in the benefit ratio to 58.3 percent in the second quarter of 2008 compared to 62.2 percent in the second quarter of 2007. The decline primarily resulted from favorable claims incidence in the group life line of business and strong recovery results for group disability. Currency exchange rates were slightly lower for the second quarter of 2008 than in the comparable period a year ago. In local currency, operating income for the second quarter of 2008 increased 24.6 percent from the second quarter of 2007. Premium income decreased by 2.1 percent to $241.7 million in the second quarter of 2008, compared to $247.0 million in the second quarter of 2007. In local currency, premium income decreased 1.4 percent compared to the second quarter of 2007. Sales increased 11.2 percent to $30.9 million in the second quarter of 2008, compared to $27.8 million in the second quarter of 2007. In local currency, sales for the second quarter of 2008 increased 12.1 percent compared to the second quarter of 2007.

Colonial Life Segment

Colonial Life reported a 5.1 percent increase in operating income to $68.2 million in the second quarter of 2008, compared to $64.9 million in the second quarter of 2007. Results in the second quarter of 2008 were driven by continued positive claims experience in the accident, sickness, and disability line of business. The benefit ratio in the second quarter of 2008 was 46.9 percent, compared to 47.2 percent for the same period in 2007. Premium income for the second quarter of 2008 increased 7.9 percent to $242.6 million, compared to $224.8 million in the second quarter of 2007. Sales increased 3.3 percent to $81.2 million in the second quarter of 2008 from $78.6 million in the second quarter of 2007. New account growth was 12.6 percent in the second quarter of 2008 compared to the second quarter of 2007; however, the average new case size declined. Average weekly producers increased 5.0 percent in the second quarter of 2008 compared to the second quarter of 2007. During the quarter, positive trends related to new sales rep recruiting and productivity continued.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $27.9 million in the second quarter of 2008, compared to $42.6 million in the second quarter of 2007. Results for the second quarter of 2007 include the above stated revisions of the estimate for claim reassessment reserves which increased operating income for this segment by $13.2 million. Excluding these impacts, operating income in this segment totaled $29.4 million in the second quarter of 2007. The interest adjusted loss ratio for the segment was 90.1 percent in the second quarter of 2008. In the second quarter of 2007, excluding the reassessment reserve revision, the interest adjusted loss ratio was 92.4 percent.

Other Segment

The Other segment reported operating income of $3.4 million in the second quarter of 2008, compared to $4.0 million in the second quarter of 2007.

Corporate Segment

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $30.8 million in the second quarter of 2008, compared to a loss of $59.0 million in the second quarter of 2007. Included in this segment in the second quarter of 2007 is a litigation settlement accrual totaling $11.6 million related to settlement of the federal securities law class action lawsuit. Interest and debt expense, including cost related to early retirement of debt, was $40.8 million in the second quarter of 2008 and $45.3 million in the second quarter of 2007. Included in debt costs for the second quarter of 2008 and 2007 are $0.4 million and $0.8 million, respectively, related to the early retirement of debt.

OTHER INFORMATION

Share Repurchase Program

During 2007, the Company’s board of directors authorized the repurchase of up to $700 million of the Company’s common stock. The Company exercised a portion of the authorization with the completion of a $350 million accelerated share repurchase which commenced in January 2008 and settled in May 2008. Based on the Company’s strong capital position and its performance through the first half of 2008, the Company intends to enter into a second accelerated share repurchase agreement for the balance of the current authorization as soon as possible.

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution, was 346,035.4 for the second quarter of 2008, compared to 354,837.4 for the second quarter of 2007.

Book Value

Book value per common share as of June 30, 2008 was $22.19, compared to $20.43 at June 30, 2007. Excluding the net unrealized gains and losses on securities and the net gain on cash flow hedges, book value per common share at June 30, 2008 was $21.77, compared to $19.84 at June 30, 2007.

OUTLOOK

The Company is increasing its previously stated guidance for operating earnings of $2.37 to $2.42 for full year 2008 and currently anticipates operating earnings for the year to be between $2.46 and $2.51 per diluted common share. Incorporated in the Company’s estimates is continued improvement in the benefit ratio for the Unum US group disability line to within a range of 88 percent to 89 percent by late 2008 to early 2009.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, and excluding certain other items specified in the non-GAAP reconciliation is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The exclusion of certain other items specified in the non-GAAP reconciliation also enhances the understanding and comparability of the Company’s performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Thursday July 31, 2008 at 9:00 a.m. (Eastern Time) to discuss the results of operations for the second quarter. Topics may include forward-looking information, such as guidance on future results and trends in operations, as well as other material information.

The dial-in number for the conference call is (888) 230-5496 for U.S. and Canada. For International, the dial-in number is (913) 312-1407. A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast fifteen minutes prior to the start of the call. A replay of the call will be available by telephone and on the Company’s website through Thursday, August 7, 2008.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2008 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability insurance in the United States and the United Kingdom.

SAFE HARBOR STATEMENT

Statements in this press release that are not historical facts, such as the Company’s earnings per share and Unum US group disability benefit ratio guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such matters as general economic or business conditions; events or consequences relating to terrorism, acts of war and catastrophes, including natural and man-made disasters; competitive factors, including pricing pressures; legislative, regulatory, accounting, or tax law changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities; changes in projected new sales and renewals; variations between projections and actual experience in persistency rates, incidence and recovery rates, pricing and underwriting; retained risks in the Company’s reinsurance operations; availability and cost of reinsurance; the level and results of litigation, rating agency actions, and regulatory actions and investigations; negative media attention; changes in assumptions relating to deferred acquisition costs, value of business acquired, or goodwill; the level of pension benefit costs and funding; investment results, including credit deterioration of investments; the ability of the Company’s insurance company subsidiaries to pay dividends or extend credit to the Company and certain of its intermediate holding company subsidiaries and/or finance subsidiaries; and effectiveness of product support and customer service. For further information of risks and uncertainties that could affect actual results, see the Company’s filings with the Securities and Exchange Commission, including information in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequently filed Form 10-Q. Do not place undue reliance on the forward-looking statements in this press release, which speak only as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein.

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries
($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Operating Revenue by Segment	$2,649.2	$2,655.2	$5,258.3	$5,259.5
Net Realized Investment Gain (Loss)	26.1	10.4	(42.4)	6.7
Total Revenue	$2,675.3	$2,665.6	$5,215.9	$5,266.2

Operating Income by Segment	$340.9	$222.5	$654.1	$486.1
Net Realized Investment Gain (Loss)	26.1	10.4	(42.4)	6.7
Income Tax	126.7	79.4	208.3	167.9
Income from Continuing Operations	240.3	153.5	403.4	324.9
Income from Discontinued Operations, Net of Tax	-	-	-	6.9
Net Income	$240.3	$153.5	$403.4	$331.8

PER SHARE INFORMATION
Assuming Dilution:
Income from Continuing Operations	$0.69	$0.43	$1.16	$0.93
Income from Discontinued Operations, Net of Tax	-	-	-	0.02
Net Income	$0.69	$0.43	$1.16	$0.95

Basic:
Income from Continuing Operations	$0.70	$0.44	$1.16	$0.94
Income from Discontinued Operations, Net of Tax	-	-	-	0.02
Net Income	$0.70	$0.44	$1.16	$0.96

Weighted Average Common Shares - Basic (000s)	345,443.5	350,843.8	348,082.2	346,053.6
Weighted Average Common Shares - Assuming Dilution (000s)	346,035.4	354,837.4	348,751.3	350,636.5

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30
	(in millions)	per share (a)	(in millions)	per share (a)

After-tax Operating Income, As Adjusted	$223.2	$0.65	$181.5	$0.51
Adjustments, After Tax
Net Realized Investment Gain	17.1	0.04	6.5	0.02
Regulatory Reassessment Charge	-	-	(34.5)	(0.10)
Net Income	$240.3	$0.69	$153.5	$0.43

	As of June 30
	2008		2007
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$7,664.3	$22.19	$7,371.6	$20.43
Net Unrealized Gain (Loss) on Securities	(32.7)	(0.09)	78.0	0.22
Net Gain on Cash Flow Hedges	177.7	0.51	135.4	0.37
Total Stockholders' Equity, As Adjusted	$7,519.3	$21.77	$7,158.2	$19.84

	Three Months Ended
	June 30, 2007
	(in millions)	benefit ratio (b)

Unum US Group Disability
Premium Income	$609.3
Benefits and Change in Reserves for Future Benefits	641.2	105.2%
Regulatory Reassessment Charge	(76.5)
Benefits and Change in Reserves for Future Benefits, Excluding Regulatory Reassessment Charge	564.7	92.7%

(a) Assuming Dilution
(b) Benefits and Change in Reserves for Future Benefits as a percent of Premium Income

CONTACT:
Unum Group
MEDIA:
Jim Sabourin, 423-294-6300
or
INVESTORS:
Thomas A. H. White, 423-294-8996
or
Madhavi Venkatesan, 423-294-1630